Exhibit 3.1.1

FIFTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

CONNECTURE, INC.

The undersigned, as Chief Executive Officer of Connecture, Inc., a Delaware corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify that:

1. The name of the Corporation is Connecture, Inc. The Corporation was incorporated on July 30, 1999, under the name Healthplanet.com, Inc.

2. The provisions of the certificate of incorporation of the Corporation, and as herein amended, are hereby restated and integrated into the single instrument which is hereinafter set forth, and which is entitled Fifth Amended and Restated Certificate of Incorporation of Connecture, Inc.

3. The amendments, integration and restatement of the certificate of incorporation of the Corporation herein certified have been duly adopted by the board of directors and stockholders of the Corporation in accordance with the provisions of Sections 141(f), 228, 242 and 245 of the General Corporation Law of the State of Delaware.

4. This Fifth Amended and Restated Certificate of Incorporation shall be effective upon filing.

5. The certificate of incorporation of the Corporation, as amended, integrated and restated herein, shall at the effective time of this Fifth Amended and Restated Certificate of Incorporation read in its entirety as follows:

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FIFTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

CONNECTURE, INC.

ARTICLE ONE

NAME

The name of the corporation is Connecture, Inc. (the “Corporation”).

ARTICLE TWO

ADDRESS OF REGISTERED AGENT

The address of the Corporation’s registered office in the State of Delaware is at 1209 Orange Street, Wilmington, Delaware 19801, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE THREE

PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware, as amended from time to time (the “DGCL”).

ARTICLE FOUR

CAPITAL STOCK

A. Designation and Amount. The total number of shares of all classes of stock that the Corporation has authority to issue is 97,500,000 shares, consisting of 52,500,000 shares of common stock, with a par value of $0.001 per share (the “Common Stock”), and 45,000,000 shares of preferred stock, with a par value of $0.001 per share (the “Preferred Stock”). Effective as of the date and time this Fifth Amended and Restated Certificate of Incorporation is filed with the Secretary of State of the State of Delaware, each Twenty-Six (26) shares of outstanding Common Stock shall be combined into one (1) share of Common Stock as described herein (the “Reverse Split”). No fractional shares of Common Stock shall be issued in connection with the Reverse Split. All shares of Common Stock that are held by a stockholder shall be aggregated subsequent to the Reverse Split. In lieu of any interest in a fractional share of Common Stock that may remain following such aggregation, the Corporation shall pay a cash amount to such stockholder equal to the fair value of such fractional share (as determined in good faith by the Corporation’s board of directors (the “Board”)), rounded up to the nearest whole $0.01. All share and per share numbers in this Fifth Amended and Restated Certificate of Incorporation are stated after giving effect to the Reverse Split. Notwithstanding the foregoing, the par value of each share of the outstanding Common Stock shall not be adjusted in connection with the Reverse Split. The following is a statement of the designations and the powers, privileges and rights and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation.

B. Common Stock.

1. Rights of the Common Stock. The voting, dividend, liquidation and other rights of the holders of the Common Stock are subject to and qualified by the rights, powers and preferences of the holders of the Preferred Stock set forth herein and the rights, power and preferences of any additional class or series of Preferred Stock that may from time to time be designated by resolution of the Board. Whenever dividends upon the Preferred Stock, to the extent such stock may be entitled thereto, shall have been paid or declared and set apart for payment, the Board may declare a dividend upon the Common Stock. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation and after the payment of any preferential amounts to be distributed to the holders of Preferred Stock, the remaining assets of the Corporation shall be distributed ratably among the holders of the Common Stock in proportion to the number of shares held by each such holder.

2. Voting Rights. Each holder of Common Stock is entitled to one vote for each share of Common Stock held by such holder at all meetings of stockholders (and written actions in lieu of meetings). There shall be no cumulative voting. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by, in addition to any vote of the holders of one or more series of Preferred Stock that may be required by the terms of this certificate of incorporation or any amendments hereto (the “Certificate of Incorporation”), the affirmative vote of the holders of shares of capital stock of the Corporation representing a majority of the votes represented by all outstanding shares of capital stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the DGCL and without the necessity of a vote of the holders of Common Stock; provided however, that holders of Common Stock, as such shall not be entitled to vote on any amendment to this Certificate of Incorporation that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation or pursuant to the DGCL.

C. Preferred Stock.

25,000,000 shares of the authorized and unissued Preferred Stock of the Corporation are hereby designated “Series A Preferred Stock,” and 20,000,000 shares of the authorized and unissued Preferred Stock of the Corporation are hereby designated “Series B Preferred Stock” (the Series A Preferred Stock and the Series B Preferred Stock are collectively referred to as the “Series Preferred Stock”), in each case with the following rights, preferences, powers, privileges and restrictions, qualifications and limitations.

1. Dividends. The holders of shares of Series Preferred Stock (on a pari passu basis) shall be entitled to receive in preference to the holders of any and all other classes of capital stock of the Corporation ranking junior to the Series Preferred Stock, out of funds legally available therefore, cumulative dividends (a) with respect to the Series B Preferred Stock, at a rate per annum of 8% compounded annually on the Series B Original Issue Price (as hereinafter defined) and (b) with respect to the Series A Preferred Stock, at a rate per annum of 8% compounded annually on the Series A Original Issue Price (as hereinafter defined), in each case from and after the date of the issuance of any shares of Series Preferred Stock of the Corporation, subject to proration for partial years on the basis of a 360-day year (the “Accruing Dividends”). Accruing Dividends shall accrue from day to day whether or not they have been declared and whether or not the Corporation may legally pay such dividends; provided however, that except as set forth in the following sentence of this Section 1 or in Section 2, such Accruing Dividends shall be payable only when, as and if declared by the Board, and the Corporation shall be under no obligation to pay such Accruing Dividends. The Corporation shall not declare, pay or set aside any dividends on any other shares of capital stock of the Corporation ranking junior to the Series Preferred Stock (other than dividends on shares of Common Stock payable in shares of Common Stock) unless (in addition to the obtaining of any consent required elsewhere in this Certificate of Incorporation) the holders of the Series Preferred Stock then outstanding shall first receive, or simultaneously receive, a dividend on each outstanding share of Series Preferred Stock in an amount at least equal to the greater of (i) the amount of the aggregate Accruing Dividends then accrued on such share of Series Preferred Stock and not previously paid and (ii) (x) in the case of a dividend on Common Stock or any class or series that is convertible into Common Stock, that dividend per share of Series Preferred Stock as would equal the product of (A) the dividend payable on each share of such class or series determined, if applicable, as if all such shares of such class or series had been converted into Common Stock and (B) the number of shares of Common Stock issuable upon conversion of a share of Series Preferred Stock, in each case calculated on the record date for determination of holders entitled to receive such dividend or (y) in the case of a dividend on any class or series that is not convertible into Common Stock, at a rate per share of Series Preferred Stock determined by (A) dividing the amount of the dividend payable on each share of such class or series of capital stock by the original issuance price of such class or series of capital stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to such class or series) and (B) multiplying such fraction by an amount equal to the Series B Original Issue Price or Series A Original Issue Price (as applicable); provided, that if the Corporation declares, pays or sets aside, on the same date, a dividend on shares of more than one class or series of capital stock of the Corporation, the dividend payable to the holders of Series Preferred Stock pursuant to this Section 1 shall be calculated based upon the dividend on the class or series of capital stock that would result in the highest Series Preferred Stock dividend. Notwithstanding anything to the contrary in this Certificate of Incorporation, the Corporation shall not declare, pay or set aside any dividends or make any other distribution on any shares of Series Preferred Stock until all dividends on any and all other classes or series of Preferred Stock ranking senior to the Series Preferred Stock shall have been paid or declared and set apart. The “Series B Original Issue Price” shall mean $1.00 per share, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series B Preferred Stock. The “Series A Original Issue Price” shall mean $1.00 per share, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series A Preferred Stock.

2. Liquidation, Dissolution or Winding Up; Certain Mergers, Consolidations and Asset Sales.

(a) Payments to Holders of Series Preferred Stock.

(i) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation in which the remaining assets of the Corporation available for distribution to its stockholders is less than $55,800,000:

(A) the holders of shares of Series B Preferred Stock then outstanding shall be entitled to be paid out of the remaining assets of the Corporation available for distribution to its stockholders, before any payment shall be made to the holders of Series A Preferred Stock or to the holders of Common Stock or any other class of series of stock ranking junior to the Series B Preferred Stock, by reason of their ownership thereof, an amount per share equal the Series B Original Issue Price. If upon any such liquidation, dissolution or winding up of the Corporation such remaining assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of Series B Preferred Stock the full Series B Original Issue Price, then the holders of shares of Series B Preferred Stock shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

(B) After the payment of all preferential amounts required to be paid to the holders of Series B Preferred Stock pursuant to Section 2(a)(i)(A), the holders of shares of Series A Preferred Stock then outstanding shall be entitled to be paid out of the remaining assets of the Corporation available for distribution to its stockholders, before any payment shall be made to the holders of Common Stock or any other class of series of stock ranking junior to the Series A Preferred Stock (such Common Stock and other stock being collectively referred to as the “Junior Stock”), by reason of their ownership thereof, an amount per share equal to the Series A Original Issue Price. If, upon any such liquidation, dissolution or winding up of the Corporation, such remaining assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of Series A Preferred Stock the full Series A Original Issue Price, then the holders of shares of Series A Preferred Stock shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

(C) After the payment of all preferential amounts required to be paid to the holders of Series B Preferred Stock pursuant to Section 2(a)(i)(A) and to the holders of Series A Preferred Stock pursuant to Section 2(a)(i)(B), the holders of shares of Series Preferred Stock then outstanding shall be entitled to be paid out of the remaining assets of the Corporation available for distribution to its stockholders, before any payment shall be made to the holders of Junior Stock, by reason of their ownership thereof, an amount per share equal to (i) for the holders of Series B Preferred Stock, any Accruing Dividends accrued but unpaid thereon, whether or not declared, together with any other dividends declared but unpaid thereon, and (ii) for the holders of Series A Preferred Stock, any Accruing Dividends accrued but unpaid thereon, whether or not declared, together with any other dividends declared but unpaid thereon. If upon any such liquidation, dissolution or winding up of the Corporation such remaining assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of Series Preferred Stock the full amount to which they shall be entitled under this Section 2(a)(i)(C), then the holders of shares of Series Preferred Stock shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

(ii) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation in which the remaining assets of the Corporation available for distribution to its stockholders is greater than $55,800,000, the holders of shares of Series Preferred Stock then outstanding shall be entitled to be paid out of the remaining assets of the Corporation available for distribution to its stockholders, before any payment shall be made to the holders of Junior Stock, by reason of their ownership thereof, an amount per share equal to (A) for the holders of Series B Preferred Stock, the greater of (1) the Series B Original Issue Price, plus any Accruing Dividends accrued but unpaid thereon, whether or not declared, together with any other dividends declared but unpaid thereon, or (2) such amount per share as would have been payable had each share of Series Preferred Stock been converted into Common Stock pursuant to Section 4 immediately prior to such liquidation, dissolution or winding up (the amount payable pursuant to this sentence is hereinafter referred to as the “Series B Liquidation Amount”), and (B) for the holders of Series A Preferred Stock, the greater of (1) the Series A Original Issue Price, plus any Accruing Dividends accrued but unpaid thereon, whether or not declared, together with any other dividends declared but unpaid thereon, or (2) such amount per share as would have been payable had each share of Series Preferred Stock been converted into Common Stock pursuant to Section 4 immediately prior to such liquidation, dissolution or winding up (the amount payable pursuant to this sentence is hereinafter referred to as the “Series A Liquidation Amount”). If upon any such liquidation, dissolution or winding up of the Corporation such remaining assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of Series Preferred Stock the full amount to which they shall be entitled under this Section 2(a)(ii), then the holders of shares of Series Preferred Stock shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

(b) Payments to Holders of Junior Stock. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after the payment of all preferential amounts required to be paid to the holders of Series Preferred Stock pursuant to Section 2(a)(i) or 2(a)(ii), as the case may be, the remaining assets of the Corporation available for distribution to its stockholders shall be distributed (i) among the holders of shares of Junior Stock (other than Common Stock) as otherwise set forth in this Certificate of Incorporation or any certificate of designation hereunder and (ii) thereafter, to the holders of Common Stock, pro rata based on the number of shares held by each such holder.

(c) Deemed Liquidation Events.

(i) Each of the following events shall be deemed to be a liquidation of the Corporation for purposes of this Section 2 (a “Deemed Liquidation Event”), unless the holders of fifty percent (50%) or more of the outstanding shares of Series B Preferred Stock and the holders of fifty percent (50%) or more of the outstanding shares of Series A Preferred Stock elect otherwise by written notice given to the Corporation:

(A) a merger, consolidation or share exchange in which:

(I)	the Corporation is a constituent party or

(II)	a subsidiary of the Corporation is a constituent party and the Corporation issues shares of its capital stock pursuant to such merger or consolidation,

except any such merger, consolidation or share exchange transaction involving the Corporation or a subsidiary in which the shares of capital stock of the Corporation outstanding immediately prior to such merger, consolidation or share exchange transaction continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following such merger or consolidation at least a majority, by voting power, of the capital stock of (1) the surviving or resulting corporation or (2) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger, consolidation or share exchange transaction, the parent corporation of such surviving or resulting corporation; or

(B) the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Corporation or any subsidiary of the Corporation of all or substantially all the assets or intellectual property of the Corporation and its subsidiaries taken as a whole, or the sale or disposition (whether by merger or otherwise) of one or more subsidiaries of the Corporation if substantially all of the assets of the Corporation and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of the Corporation.

(ii) The Corporation shall not have the power to effect any transaction constituting a Deemed Liquidation Event referred to in Section 2(c)(i) above unless the definitive agreement for such transaction provides that the consideration payable to the stockholders of the Corporation shall be allocated among the holders of capital stock of the Corporation in accordance with Sections 2(a) and 2(b) above.

(iii) In the event of a Deemed Liquidation Event pursuant to Section 2(c)(i) above, if the Corporation does not effect a dissolution of the Corporation under the DGCL within 60 days after such Deemed Liquidation Event, then (A) the Corporation shall deliver a written notice to each holder of Series Preferred Stock no later than the 60th day after the Deemed Liquidation Event advising such holders of their right (and the requirements to be met to secure such right) pursuant to the terms of the following clause (B) to require the redemption of such shares of Series Preferred Stock, and (B) if the holders of fifty percent (50%) or more of the outstanding shares of Series B Preferred Stock and the holders of fifty percent (50%) or more of the outstanding shares of Series A Preferred Stock so request in a written instrument delivered to the Corporation not later than 75 days after such Deemed Liquidation Event, the Corporation shall use the consideration received by the Corporation for such Deemed Liquidation Event (net of any retained liabilities associated with the assets sold or technology licensed, as determined in good faith by the Board), together with any other assets of the Corporation available for distribution to its stockholders (the “Net Proceeds”) to redeem, to the extent legally available therefore, on the 90th day after such Deemed Liquidation Event (the “Liquidation Redemption Date”), all outstanding shares of Series Preferred Stock for an amount equal to the amount determined in accordance with Sections 2(a) and 2(b). In the event of a redemption pursuant to the preceding sentence, if the Net Proceeds are not sufficient to redeem all outstanding shares of Series Preferred Stock, or if the Corporation does not have sufficient legally available funds to effect such redemption, then the Corporation shall pay the Net Proceeds in accordance with the preference of payments set forth in Sections 2(a) and 2(b).

(iv) The amount deemed paid or distributed to the holders of capital stock of the Corporation upon any such merger, consolidation, sale, transfer, exclusive license, other disposition or redemption shall be the cash or the value of the property, rights or securities paid or distributed to such holders by the Corporation or the acquiring person, firm or other entity. The value of such property, rights or securities shall be determined in good faith by the Board.

(v) In the event of a Deemed Liquidation Event pursuant to Section 2(c)(i) above, if any portion of the consideration payable to the stockholders of the Corporation is placed into escrow and/or is payable to the stockholders of the Corporation subject to contingencies, the definitive agreement shall provide that (A) the portion of such consideration that is not placed in escrow and not subject to any contingencies (the “Initial Consideration”) shall be allocated among the holders of capital stock of the Corporation in accordance with Sections 2(a) and 2(b) as if the Initial Consideration were the only consideration payable in connection with such Deemed Liquidation Event and (B) any additional consideration which becomes payable to the stockholders of the Corporation upon release from escrow or satisfaction of contingencies shall be allocated among the holders of capital stock of the Corporation in accordance with Sections 2(a) and 2(b) after taking into account the previous payment of the Initial Consideration as part of the same transaction.

3. Voting.

(a) On any matter presented to the stockholders of the Corporation for their action or consideration at any meeting of stockholders of the Corporation (or by written consent of stockholders in lieu of meeting), each holder of outstanding shares of Series Preferred Stock shall be entitled to cast the number of votes equal to the number of whole shares of Common Stock into which the shares of Series Preferred Stock held by such holder are convertible as of the record date for determining stockholders entitled to vote on such matter. Except as provided by law or by the provisions of this Certificate of Incorporation (including Sections 2(c), 3(b), 3(c) and 3(d) below), (i) holders of Series B Preferred Stock and holders of Series A Preferred Stock shall vote together as a single class and (ii) holders of Series Preferred Stock shall vote together with the holders of Common Stock, and with the holders of any other series of Preferred Stock the terms of which so provide, as a single class.

(b) For so long as at least fifty percent (50%) of the shares of Series B Preferred Stock that were issued on the Series B Original Issue Date remain outstanding, except where the vote or written consent of the holders of a greater number of shares of the Corporation is required by law or by this Certificate of Incorporation, and in addition to any other vote required by law or this Certificate of Incorporation, without the written consent or affirmative vote of the holders of a majority of the then-outstanding shares of Series B Preferred Stock, given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class, the Corporation shall not, either directly or by amendment, merger, consolidation or otherwise:

(i) alter or change the rights, preferences or privileges of the Series B Preferred Stock in an adverse manner;

(ii) create (by reclassification or otherwise) any new class or series of shares of capital stock having rights, preferences or privileges senior to or on a parity with the Series B Preferred Stock, or increase the authorized number of shares of any class or series of capital stock, or create or authorize any obligation or security convertible into shares of any class or series of stock;

(iii) results in the purchase or redemption of any shares of Series A Preferred Stock, Common Stock or any series of preferred stock ranking junior to the Series B Preferred Stock (other than pursuant to equity incentive agreements with service providers approved by the Board of Directors giving the Corporation the right to repurchase shares at cost upon the termination of services);

(iv) results in any merger, other corporate reorganization, sale of control, voluntary dissolution or liquidation, sale or exclusive license of all or substantially all of the Corporation’s intellectual property, Deemed Liquidation Event, or any other transaction in which all or substantially all of the assets of the Corporation are sold;

(v) amends or waives any provision of the Certificate of Incorporation or Bylaws;

(vi) increases or decreases the authorized size of the Corporation’s Board of Directors;

(vii) results in the payment, distribution or declaration of any dividend on any shares of Series A Preferred Stock, Common Stock or any series of preferred stock ranking junior to the Series B Preferred Stock;

(viii) adopts or approves the annual budget of the Corporation (the “Budget”) or modifies or amends in any way any Budget or increases expenses to an amount in excess of amounts set forth in the Budget;

(ix) results in the issuance of any equity securities or amends or modifies in any way the terms or the rights, preferences, powers, privileges and restrictions, qualifications and limitations of any series of capital stock;

(x) results in the hiring or termination of the Chief Executive Officer of the Corporation or any of his or her direct reports, change of any management positions or policies, or change in the compensation of any senior management team member, or results in entering into or amending any agreement with respect to employment, severance, consultancy or any similar agreement with any senior management team member;

(xi) effects any change in the line of business in which the Corporation is conducting business;

(xii) results in entering into or amending any agreements with a stockholder, director, officer, employee or other related party (or any family member or affiliate thereof) (other than ordinary course employment agreements not covered by clause (x)) or other agreements made outside of the ordinary course of business;

(xiii) results in the incurrence of any debt, except as otherwise expressly contemplated by any Budget;

(xiv) changes the auditors that examine the financial records of the Corporation and its subsidiaries and who issue certified statements; or

(xv) commences, settles or otherwise enters into or resolves any litigation or other material dispute involving the Corporation.

(c) For so long as at least fifty percent (50%) of the shares of Series A Preferred Stock that were issued on the Series A Original Issue Date remain outstanding, except where the vote or written consent of the holders of a greater number of shares of the Corporation is required by law or by this Certificate of Incorporation, and in addition to any other vote required by law or this Certificate of Incorporation, without the written consent or affirmative vote of the holders of a majority of the then-outstanding shares of Series A Preferred Stock, given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class, the Corporation shall not, either directly or by amendment, merger, consolidation or otherwise (i) alter or change the rights, preferences or privileges of the Series A Preferred Stock in an adverse manner; (ii) results in any merger, other corporate reorganization, sale of control, voluntary dissolution or liquidation, sale or exclusive license of all or substantially all of the Corporation’s intellectual property, Deemed Liquidation Event, or any other transaction in which all or substantially all of the assets of the Corporation are sold; or (iii) increase or decrease the authorized size of the Board.

(d) Classes of Directors. The Corporation shall have two (2) classes of directors on the Board of Directors of the Corporation, designated as “Class A Directors” and “Class B Directors.” The total authorized number of directors shall be eight (8), with four (4) such directors being Class A Directors and four (4) such directors being Class B Directors.

(i) Each Class A Director shall have one (1) vote with respect to all matters to be acted upon by the Board of Directors of the Corporation. The Class B Directors shall collectively have three (3) votes with respect to all matters to be acted upon by the Board of Directors of the Corporation.

(ii) The holders of record of the shares of Series B Preferred Stock, exclusively and as a separate class, shall be entitled to elect four (4) Class B Directors (the

“Series B Directors”). The holders of record of the shares of Series A Preferred Stock, exclusively and as a separate class, shall be entitled to elect two (2) Class A Directors. The holders of record of the shares of Common Stock, exclusively and as a separate class, shall be entitled to elect one (1) Class A Director. Any director elected as provided in the preceding sentences may be removed without cause by, and only by, the affirmative vote of the holders of the shares of the class or series of capital stock entitled to elect such director or directors, given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of stockholders. If the holders of shares of Series B Preferred Stock, Series A Preferred Stock or Common Stock, as the case may be, fail to elect a sufficient number of directors to fill all directorships for which they are entitled to elect directors, voting exclusively and as a separate class, pursuant to the first three sentences of this Section 3(d)(ii) (as the case may be), then any directorship not so filled shall remain vacant until such time as the holders of the Series B Preferred Stock, Series A Preferred Stock or Common Stock, as the case may be, elect a person to fill such directorship by vote or written consent in lieu of a meeting; and no such directorship may be filled by stockholders of the Corporation other than by the stockholders of the Corporation that are entitled to elect a person to fill such directorship, voting exclusively and as a separate class. The holders of record of the shares of Common Stock and Series A Preferred Stock, exclusively and voting together as a single class, shall be entitled to elect the balance of the total number of directors of the Corporation. At any meeting held for the purpose of electing a director, the presence in person or by proxy of the holders of a majority of the outstanding shares of the class or series entitled to elect such director shall constitute a quorum for the purpose of electing such director. Except as otherwise provided in this Section 3(d)(ii), a vacancy in any directorship filled by the holders of any class or series shall be filled only by vote or written consent in lieu of a meeting of the holders of such class or series or by any remaining director or directors elected by the holders of such class or series pursuant to this Section 3(d)(ii).

4. Optional Conversion. The holders of the Series Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

(a) Right to Convert.

(i) Each share of Series B Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing (A) the Series B Original Issue Price, by (B) the Series B Conversion Price (as defined below) in effect at the time of conversion. The “Series B Conversion Price” shall initially be equal to $1.00. After conversion of any share of Series B Preferred Stock, any Accruing Dividends accrued but unpaid thereon shall not be forfeited, but rather shall be paid in cash to the holder thereof upon the earlier to occur of any liquidation or winding up of the Corporation, a Deemed Liquidation Event or Qualified IPO (as defined in Section 5).

(ii) Each share of Series A Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing (A) the Series A Original Issue Price, by (B) the Series A Conversion Price (as defined below) in effect at the time of conversion. The

“Series A Conversion Price” shall initially be equal to $1.00. After conversion of any share of Series A Preferred Stock, any Accruing Dividends accrued but unpaid thereon shall not be forfeited, but rather shall be paid in cash to the holder thereof upon the earlier to occur of any liquidation or winding up of the Corporation, a Deemed Liquidation Event or Qualified IPO (as defined in Section 5).

(iii) The Series B Conversion Price and Series A Conversion Price (each, a “Conversion Price”), and the rate at which shares of Series B Preferred Stock or Series A Preferred Stock may be converted into shares of Common Stock under this Certificate of Incorporation, shall be subject to adjustment as provided below.

(iv) In the event of a liquidation, dissolution or winding up of the Corporation or a Deemed Liquidation Event, the Conversion Rights of any share of Series Preferred Stock shall terminate at the close of business on the last full day preceding the earliest date fixed for the payment of any amount distributable on such event to the holders of any shares of Series Preferred Stock.

(b) Mechanics of Conversion.

(i) In order for a holder of Series Preferred Stock to voluntarily convert shares of Series Preferred Stock into shares of Common Stock, such holder shall surrender the certificate or certificates for such shares of Series Preferred Stock (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate), at the office of the transfer agent for the Series Preferred Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent), together with written notice that such holder elects to convert all or any number of the shares of the Series Preferred Stock represented by such certificate or certificates and, if applicable, any event on which such conversion is contingent. Such notice shall state such holder’s name or the names of the nominees in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. If required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or his, her or its attorney duly authorized in writing. The close of business on the date of receipt by the transfer agent (or by the Corporation if the Corporation serves as its own transfer agent) of such certificates (or lost certificate affidavit and agreement) and notice shall be the time of conversion (the “Conversion Time”), and the shares of Common Stock issuable upon conversion of the shares represented by such certificate shall be deemed to be outstanding of record as of such date. The Corporation shall, as soon as practicable after the Conversion Time, issue and deliver at such office to such holder of Series Preferred Stock, or to his, her or its nominees, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled.

(ii) The Corporation shall at all times when the Series Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued stock, for the purpose of effecting the conversion of the Series Preferred Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Series Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series Preferred Stock, the Corporation shall take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Certificate of Incorporation. Before taking any action which would cause an adjustment reducing a Conversion Price below the then par value of the shares of Common Stock issuable upon conversion of the applicable Series Preferred Stock, the Corporation will take any corporate action which may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and nonassessable shares of Common Stock at such adjusted Conversion Price.

(iii) All shares of Series Preferred Stock which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares, including the rights, if any, to receive notices and to vote, shall immediately cease and terminate at the Conversion Time, except only the right of the holders thereof to receive shares of Common Stock in exchange therefore and the right to receive payment of any accrued and unpaid dividends thereon. Any shares of Series Preferred Stock so converted shall be retired and cancelled and shall not be reissued as shares of such series, and the Corporation (without the need for stockholder action) may from time to time take such appropriate action as may be necessary to reduce the authorized number of shares of Series Preferred Stock accordingly.

(iv) Upon any such conversion, no adjustment to the applicable Conversion Price shall be made for any declared but unpaid dividends on the Series Preferred Stock surrendered for such conversion or on the Common Stock delivered upon such conversion.

(v) The Corporation shall pay any and all issue and other similar taxes that may be payable in respect of any issuance or delivery of shares of Common Stock upon conversion of shares of Series Preferred Stock pursuant to this Section 4. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of shares of Common Stock in a name other than that in which the shares of Series Preferred Stock so converted were registered, and no such issuance or delivery shall be made unless and until the person or entity requesting such issuance has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

(c) Adjustments to Conversion Price for Diluting Issues.

(i) Special Definitions. For purposes of this Section 4, the following definitions shall apply:

(A) “Option” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities.

(B) “Original Issue Date” shall mean (a) with respect to any share of Series B Preferred Stock, the date on which the first share of Series B Preferred Stock was issued (the “Series B Original Issue Date”) and (b) with respect to any share of Series A Preferred Stock, the date on which the first share of Series A Preferred Stock was issued (the “Series A Original Issue Date”).

(C) “Convertible Securities” shall mean any evidences of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Common Stock, but excluding Options.

(D) “Additional Shares of Common Stock” shall mean all shares of Common Stock issued (or, pursuant to Section 4(c)(iii) below, deemed to be issued) by the Corporation after the Original Issue Date, other than the following (“Exempted Securities”):

(I)	shares of Common Stock issued or deemed issued as a dividend or distribution on Series Preferred Stock;

(II)	shares of Common Stock issued or deemed issued by reason of a dividend, stock split, split-up or other distribution on shares of Common Stock that is covered by Section 4(d) or 4(e) below;

(III)	shares of Common Stock issued or deemed issued to employees or directors of, or consultants or advisors to, the Corporation or any of its subsidiaries pursuant to a plan, agreement or arrangement approved by the Board;

(IV)	shares of Common Stock or Convertible Securities actually issued upon the exercise of Options or shares of Common Stock actually issued upon the conversion or exchange of Convertible Securities, in each case provided such issuance is pursuant to the terms of such Option or Convertible Security;

(V)	shares of Common Stock, Options or Convertible Securities issued to banks, equipment lessors or other financial institutions, or to real property lessors, pursuant to a debt financing, equipment leasing or real property leasing transaction approved by the Board, including at least one Series B Director; or

(VI)	shares of Common Stock, Options or Convertible Securities issued to banks pursuant to a debt financing transaction approved by the Board, including at least one Series B Director.

(ii) No Adjustment of Conversion Price. No adjustment in the Conversion Price shall be made as the result of the issuance or deemed issuance of Additional Shares of Common Stock if, prior to such issuance or deemed issuance, the Corporation receives written notice from the holders of at least fifty percent (50%) of the then-outstanding shares of Series B Preferred Stock and the holders of at least fifty percent (50%) of the then-outstanding shares of Series A Preferred Stock agreeing that no such adjustment shall be made as the result of the issuance or deemed issuance of such Additional Shares of Common Stock.

(iii) Deemed Issue of Additional Shares of Common Stock.

(A) If the Corporation at any time or from time to time after the Original Issue Date shall issue any Options or Convertible Securities (excluding Options or Convertible Securities which, upon exercise, conversion or exchange thereof, would entitle the holder thereof to receive Exempted Securities) or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares of Common Stock (as set forth in the instrument relating thereto, assuming the satisfaction of any conditions to exercisability, convertibility or exchangeability but without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefore, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date.

(B) If the terms of any Option or Convertible Security, the issuance of which resulted in an adjustment to each applicable Conversion Price pursuant to the terms of Section 4(c)(iv) below, are revised (as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Option or Convertible Security (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security)) to provide for either (1) any increase or decrease in the number of shares of Common Stock issuable upon the exercise, conversion or exchange of any such Option or Convertible Security or (2) any increase or decrease in the consideration payable to the Corporation upon such exercise, conversion or exchange, then, effective upon such increase or decrease becoming effective, each applicable Conversion Price computed upon the original issue of such Option or Convertible Security (or upon the occurrence of a record date with respect thereto) shall be readjusted to such Conversion Price as would have obtained had such revised terms been in effect upon the original date of issuance of such Option or Convertible Security. Notwithstanding the foregoing, no readjustment pursuant to this clause (B) shall have the effect of increasing each applicable Conversion Price to an amount which exceeds the lower of (i) the applicable Conversion Price in effect immediately prior to the original adjustment made as a result of such Option or Convertible Security, or (ii) the applicable Conversion Price that would have resulted from any issuances of Additional Shares of Common Stock (other than deemed issuances of Additional Shares of Common Stock as a result of the issuance of such Option or Convertible Security) between the original adjustment date and such readjustment date.

(C) If the terms of any Option or Convertible Security (excluding Options or Convertible Securities which, upon exercise, conversion or exchange thereof, would entitle the holder thereof to receive Exempted Securities), the issuance of which did not result in an adjustment to each applicable Conversion Price pursuant to the terms of Section 4(c)(iv) below (either because the consideration per share (determined pursuant to Section 4(c)(v) hereof) of the Additional Shares of Common Stock subject thereto was equal to or greater than the applicable Conversion Price then in effect, or because such Option or Convertible Security was issued before the Original Issue Date), are revised after the Original Issue Date (as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Option or Convertible Security (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security)) to provide for either (1) any increase or decrease in the number of shares of Common Stock issuable upon the exercise, conversion or exchange of any such Option or Convertible Security or (2) any increase or decrease in the consideration payable to the Corporation upon such exercise, conversion or exchange, then such Option or Convertible Security, as so amended or adjusted, and the Additional Shares of Common Stock subject thereto (determined in the manner provided in Section 4(c)(iii)(A) above) shall be deemed to have been issued effective upon such increase or decrease becoming effective. If the change in such Option or Convertible Security causes an adjustment pursuant to this provision and such Option or Convertible Security is then further changed as a result of the adjustments made pursuant to this provision, no further adjustment shall be made hereunder as a result of the further automatic change in such Option or Convertible Security.

(D) Upon the expiration or termination of any unexercised Option or unconverted or unexchanged Convertible Security (or portion thereof) which resulted (either upon its original issuance or upon a revision of its terms) in an adjustment to each applicable Conversion Price pursuant to the terms of Section 4(c)(iv) below, each applicable Conversion Price shall be readjusted to such Conversion Price as would have obtained had such Option or Convertible Security (or portion thereof) never been issued.

(E) If the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any Option or Convertible Security, or the consideration payable to the Corporation upon such exercise, conversion and/or exchange, is calculable at the time such Option or Convertible Security is issued or amended but is subject to adjustment based upon subsequent events, any adjustment to the applicable Conversion Price provided for in this Section 4(c)(iii) shall be effected at the time of such issuance or amendment based on such number of shares or amount of consideration without regard to any provisions for subsequent adjustments (and any subsequent adjustments shall be treated as provided in clauses (B) and (C) of this Section 4(c)(iii). If the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any Option or Convertible Security, or the consideration payable to the Corporation upon such exercise, conversion and/or exchange, cannot be calculated at all at the time such Option or Convertible Security is issued or amended, any adjustment to the applicable Conversion Price that would result under the terms of this Section 4(c)(iii) at the time of such issuance or amendment shall instead be effected at the time such number of shares and/or amount of consideration is first calculable (even if subject to subsequent adjustments), assuming for purposes of calculating such adjustment to the Series B Conversion Price that such issuance or amendment took place at the time such calculation can first be made.

(iv) Adjustment of Conversion Price Upon Issuance of Additional Shares of Common Stock. In the event the Corporation shall at any time after the Original Issue Date issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Section 4(c)(iii)), without consideration or for a consideration per share less than the applicable Conversion Price in effect immediately prior to such issue, then each applicable Conversion Price shall be reduced, concurrently with such issue, to a price (calculated to the nearest one-hundredth of a cent) determined in accordance with the following formula:

CP2 = CP1* (A + B) ÷ (A + C).

For purposes of the foregoing formula, the following definitions shall apply:

(A) “CP2” shall mean the applicable Conversion Price in effect immediately after such issue of Additional Shares of Common Stock;

(B) “CP1” shall mean the applicable Conversion Price in effect immediately prior to such issue of Additional Shares of Common Stock;

(C) “A” shall mean the number of shares of Common Stock outstanding immediately prior to such issue of Additional Shares of Common Stock (treating for this purpose as outstanding, in addition to the outstanding shares of Common Stock, all shares of Common Stock issuable upon exercise of Options outstanding immediately prior to such issue or upon conversion or exchange of Convertible Securities (including the Series Preferred Stock) outstanding (assuming exercise of any outstanding Options therefore) immediately prior to such issue);

(D) “B” shall mean the number of shares of Common Stock that would have been issued if such Additional Shares of Common Stock had been issued at a price per share equal to CP1 (determined by dividing the aggregate consideration received by the Corporation in respect of such issue by CP1); and

(E) “C” shall mean the number of such Additional Shares of Common Stock issued in such transaction.

(v) Determination of Consideration. For purposes of this Section 4(c), the consideration received by the Corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:

(A) Cash and Property: Such consideration shall:

(I)	insofar as it consists of cash, be computed at the aggregate amount of cash received by the Corporation, excluding amounts paid or payable for accrued interest;

(II)	insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board; and

(III)	in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (I) and (II) above, as determined in good faith by the Board.

(B) Options and Convertible Securities. The consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Section 4(c)(iii), relating to Options and Convertible Securities, shall be determined by dividing

(I)	the total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

(II)	the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

(vi) Multiple Closing Dates. In the event the Corporation shall issue on more than one date Additional Shares of Common Stock that are a part of one transaction or a series of related transactions and that would result in an adjustment to each applicable Conversion Price pursuant to the terms of Section 4(c)(iv) above, and such issuance dates occur within a period of no more than 120 days from the first such issuance to the final such issuance, then, upon the final such issuance, each applicable Conversion Price shall be readjusted to give effect to all such issuances as if they occurred on the date of the first such issuance (and without giving effect to any additional adjustments as a result of any such subsequent issuances within such period).

(d) Adjustment for Stock Splits and Combinations. If the Corporation shall at any time or from time to time after the Original Issue Date effect a subdivision of the outstanding Common Stock, each applicable Conversion Price in effect immediately before that subdivision or combination shall be proportionately decreased so that the number of shares of Common Stock issuable on conversion of each share of such Series Preferred Stock shall be increased in proportion to such increase in the aggregate number of shares of Common Stock outstanding. If the Corporation shall at any time or from time to time after the Original Issue Date combine the outstanding shares of Common Stock, each applicable Conversion Price in effect immediately before the combination or subdivision shall be proportionately increased so that the number of shares of Common Stock issuable on conversion of each share of such Series Preferred Stock shall be decreased in proportion to such decrease in the aggregate number of shares of Common Stock outstanding. Any adjustment under this subsection shall become effective at the close of business on the date the subdivision or combination becomes effective.

(e) Adjustment for Certain Dividends and Distributions. In the event the Corporation at any time or from time to time after the Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable on the Common Stock in additional shares of Common Stock, then and in each such event each applicable Conversion Price in effect immediately before such event shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the applicable Conversion Price then in effect by a fraction:

(1) the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and

(2) the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution;

provided, however, that if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefore, each applicable Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter each such applicable Conversion Price shall be adjusted pursuant to this subsection as of the time of actual payment of such dividends or distributions; and provided further, however, that no such adjustment shall be made if the holders of each applicable Series Preferred Stock simultaneously receive a dividend or other distribution of shares of Common Stock in a number equal to the number of shares of Common Stock as they would have received if all outstanding shares of each applicable Series Preferred Stock had been converted into Common Stock pursuant to the terms of this Certificate of Incorporation on the date of such event.

(f) Adjustments for Other Dividends and Distributions. In the event the Corporation at any time or from time to time after the Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock of the Corporation entitled to receive, a dividend or other distribution payable in securities of the Corporation (other than a distribution of shares of Common Stock in respect of outstanding shares of Common Stock) or in other property and the provisions of Section 4(e) do not apply to such dividend or distribution, then and in each such event provision shall be made so that the holders of each applicable Series Preferred Stock shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon, the kind and amount of securities of the Corporation that they would have been entitled to receive had all outstanding shares of each applicable Series Preferred Stock been optionally converted into Common Stock pursuant to the terms of this Certificate of Incorporation on the date of such event and had they, during the period from the date of such event to and including the conversion date, retained such securities receivable by them as aforesaid during such period, giving application to all adjustments called for during such period under this paragraph with respect to the rights of the holders of each applicable Series Preferred Stock; provided, however, that no such provision shall be made if the holders of each applicable Series Preferred Stock receive, simultaneously with the distribution to the holders of Common Stock, a dividend or other distribution of such securities or other property in an amount equal to the amount of such securities or other property as they would have received if all outstanding shares of each applicable Series Preferred Stock had been converted into Common Stock pursuant to the terms of this Certificate of Incorporation on the date of such event.

(g) Adjustment for Merger or Reorganization, etc. Subject to the provisions of Section 2(c), if there shall occur any reorganization, recapitalization, reclassification, consolidation or merger involving the Corporation in which the Common Stock (but not the Series B Preferred Stock or Series A Preferred Stock) is converted into or exchanged for securities, cash or other property (other than a transaction covered by Section 4(c), 4(d), (e) or (f)), then, following any such reorganization, recapitalization, reclassification, consolidation or merger, each share of Series Preferred Stock not so converted or exchanged shall thereafter be convertible in lieu of the Common Stock into which it was convertible prior to such event into the kind and amount of securities, cash or other property which a holder of the number of shares of Common Stock of the Corporation issuable upon conversion of one share of such Series Preferred Stock immediately prior to such reorganization, recapitalization, reclassification, consolidation or merger would have been entitled to receive pursuant to such transaction; and, in such case, appropriate adjustment (as determined in good faith by the Board) shall be made in the application of the provisions in this Section 4 with respect to the rights and interests thereafter of the holders of such Series Preferred Stock, to the end that the provisions set forth in this Section 4 (including provisions with respect to changes in and other adjustments of such series’ Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities or other property thereafter deliverable upon the conversion of the shares of such Series Preferred Stock.

(h) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of a Conversion Price pursuant to this Section 4, the Corporation at its expense shall, as promptly as reasonably practicable but in any event not later than 10 days thereafter, compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of the applicable Series Preferred Stock a certificate setting forth such adjustment or readjustment (including the kind and amount of securities, cash or other property into which the shares of such Series Preferred Stock is convertible) and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, as promptly as reasonably practicable after the written request at any time of any holder of shares of such Series Preferred Stock (but in any event not later than 10 days thereafter), furnish or cause to be furnished to such holder a certificate setting forth (i) such series’ Conversion Price then in effect, and (ii) the number of shares of Common Stock and the amount, if any, of other securities, cash or property which then would be received upon the conversion of the shares of such Series Preferred Stock.

5. Mandatory Conversion.

(a) Upon either (i) the closing of the sale of shares of Common Stock to the public at a price of at least $5.00 per share (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Common Stock), in a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, resulting in at least $50,000,000 of proceeds to the Corporation, before deduction of underwriting discounts and commissions (a “Qualified IPO”) or (ii) the date and time, or the occurrence of an event, specified by vote or written consent of the holders of at least fifty percent (50%) of the then-outstanding shares of Series B Preferred Stock (the “Series B Mandatory Conversion Date”), all outstanding shares of Series Preferred B Stock shall automatically be converted into shares of Common Stock, at the then effective applicable Conversion Price, and such shares may not be reissued by the Corporation as shares of such series.

(b) Upon either (i) the closing of a Qualified IPO, (ii) the Series B Mandatory Conversion Date or (iii) the date and time, or the occurrence of an event, specified by vote or written consent of the holders of at least fifty percent (50%) of the then-outstanding shares of Series A Preferred Stock (the Series A Mandatory Conversion Date”), all outstanding shares of Series Preferred A Stock shall automatically be converted into shares of Common Stock, at the then effective applicable Conversion Price, and such shares may not be reissued by the Corporation as shares of such series.

(c) All holders of record of shares of Series Preferred Stock shall be given written notice of the Series B Mandatory Conversion Date or the Series A Mandatory Conversion Date, and the place designated for mandatory conversion of all such shares of Series B Preferred Stock and/or Series A Preferred Stock (as applicable) pursuant to this Section 5. Such notice need not be given in advance of the occurrence of the Series B Mandatory Conversion Date or Series A Mandatory Conversion Date. Such notice shall be sent by first class or registered mail, postage prepaid, or given by electronic communication in compliance with the provisions of the DGCL, to each record holder of Series Preferred Stock or Series A Preferred Stock. Upon receipt of such notice, each holder of shares of Series B Preferred Stock and/or Series A Preferred Stock (as applicable) shall surrender his, her or its certificate or certificates for all such shares to the Corporation at the place designated in such notice, and shall thereafter receive certificates for the number of shares of Common Stock to which such holder is entitled pursuant to this Section 5. On the Series B Mandatory Conversion Date, or Series A Mandatory Conversion Date, as applicable, all outstanding shares of Series Preferred Stock (or Series A Preferred Stock, as applicable) shall be deemed to have been converted into shares of

Common Stock, which shall be deemed to be outstanding of record, and all rights with respect to the Series Preferred Stock (or Series A Preferred Stock, as applicable) so converted, including the rights, if any, to receive notices and vote (other than as a holder of Common Stock), will terminate, except only the rights of the holders thereof, upon surrender of their certificate or certificates therefore, to receive certificates for the number of shares of Common Stock into which such Series Preferred Stock (or Series A Preferred Stock, as applicable) has been converted, and payment of any declared but unpaid dividends thereon. If so required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by his, her or its attorney duly authorized in writing. As soon as practicable after the Series B Mandatory Conversion Date, or Series A Mandatory Conversion Date, as applicable, and the surrender of the certificate or certificates for Series Preferred Stock (or Series A Preferred Stock, as applicable), the Corporation shall cause to be issued and delivered to such holder, or on his, her or its written order, a certificate or certificates for the number of full shares of Common Stock issuable on such conversion in accordance with the provisions hereof.

(d) All certificates evidencing shares of Series Preferred Stock (or Series A Preferred Stock, as applicable) which are required to be surrendered for conversion in accordance with the provisions hereof shall, from and after the Series B Mandatory Conversion Date, or the Series A Mandatory Conversion Date, as applicable, be deemed to have been retired and cancelled and the shares of Series Preferred Stock (or Series A Preferred Stock, as applicable) represented thereby converted into Common Stock for all purposes, notwithstanding the failure of the holder or holders thereof to surrender such certificates on or prior to such date. Such converted Series Preferred Stock (or Series A Preferred Stock, as applicable) may not be reissued as shares of such Series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Series Preferred Stock (or Series A Preferred Stock, as applicable) accordingly.

6. Redemption.

(a) In addition to the redemption of the Series Preferred Stock in accordance with the Deemed Liquidation provisions of Section 2(c)(iii), the holders of shares of Series Preferred Stock shall have the right to have all such shares redeemed by the Corporation out of funds lawfully available therefore and as further described in this Section 6, if the holders of at least fifty percent (50%) of the then outstanding shares of Series B Preferred Stock and at least fifty percent (50%) of the then outstanding shares of Series A Preferred Stock so request in a writing delivered to the Corporation at any time after the fifth (5th) anniversary of the Original Issue Date (the “Redemption Request”).

(b) The price per share of Series Preferred Stock at which the Corporation shall redeem shares of Series Preferred Stock pursuant to this Section 6 (the “Redemption Price”) shall be the greater of (i) the applicable Series B Original Price or Series A Original Price per share, plus all Accruing Dividends accrued but unpaid thereon, plus all declared but unpaid dividends thereon, and (ii) the Fair Market Value (as defined in and determined pursuant to Section 6(c)) of a single share of Series B Preferred Stock or Series A Preferred Stock, as

applicable, as of the date the Corporation receives the Redemption Request (the “Valuation Date”). The Fair Market Value shall be set forth in a writing delivered to the Corporation and the holders of Series Preferred Stock by the investment bank or valuation firm selected pursuant to Section 6(c) below.

(c) The “Fair Market Value” shall be, with respect to any share of Series B Preferred Stock or Series A Preferred Stock, as applicable, the fair market value of such share of Series B Preferred Stock or Series A Preferred Stock as of the Valuation Date, as determined by an investment bank or valuation firm selected by GPP – Connecture, LLC and approved by a majority of the members of the Corporation’s board of directors that were not designated by GPP – Connecture, LLC (the “Disinterested Directors”), such approval not to be unreasonably withheld, conditioned or delayed. Such fair market value determination by the investment bank or valuation firm shall be based on the enterprise value of the Corporation on the Valuation Date, without taking into account any liquidity or minority discounts.

(d) If the Corporation does not have sufficient funds legally available to redeem on any Redemption Date all shares of Series Preferred Stock to be redeemed on such Redemption Date, then the holders of at least fifty percent (50%) of the then outstanding shares of Series B Preferred Stock and at least fifty percent (50%) of the then outstanding shares of Series A Preferred Stock shall have the right to cause the Corporation to pursue a sale of the Corporation.

(e) The Corporation shall, pursuant to this Section 6, redeem all shares of Series Preferred Stock held by the holders of Series Preferred Stock in two equal installments, the first of which shall occur within thirty (30) days after the Valuation Date (the date of such first installment shall be referred to herein as the “First Redemption Date”) and the second of which shall occur on the one year anniversary of the First Redemption Date (the date of such second installment shall be referred to herein as the “Second Redemption Date” and, together with the First Redemption Date, the “Redemption Date”). The Corporation shall send written notice of the redemption pursuant to this Section 6 (a “Redemption Notice”) to each holder or Series Preferred Stock not less than fifteen (15) days prior to each Redemption Date. Each Redemption Notice shall state:

(i) the number of shares of Series Preferred Stock held by the holders of Series Preferred Stock;

(ii) the applicable Redemption Date and the Redemption Price to be paid on such Redemption Date;

(iii) the date upon which the holder’s right to optionally convert such shares terminates (as determined in accordance with this Certificate of Incorporation); and

(iv) that the holder is to surrender to the Corporation, in the manner and at the place designated, such holder’s certificate or certificates representing the shares of Series Preferred Stock to be redeemed.

(f) On or before the applicable Redemption Date, each holder of Series Preferred Stock, unless such holder has exercised such holder’s right to optionally convert such shares as provided in this Certificate of Incorporation, shall surrender the certificate or certificates representing such shares (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation, in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price for such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof. In the event that less than all of the shares of Series Preferred Stock represented by a certificate are redeemed, a new certificate representing the unredeemed shares of Series Preferred Stock shall promptly be issued to such holder.

(g) If the Redemption Notice shall have been duly given and, if on the applicable Redemption Date, the Redemption Price payable upon redemption of the shares of Series Preferred Stock to be redeemed on such Redemption Date is paid or tendered for payment or deposited with an independent payment agent so as to be available therefore in a timely manner, then, notwithstanding that the certificates evidencing any of the shares of Series Preferred Stock so called for redemption shall not have been surrendered, dividends with respect to such shares of Series Preferred Stock shall cease to accrue after such Redemption Date and all rights with respect to such shares shall forthwith after the Redemption Date terminate, except only the right of the holders to receive the Redemption Price without interest (other than the interest described in Section 6(b)) upon surrender of their certificate or certificates therefore.

7. Redeemed or Otherwise Acquired Shares. Any shares of Preferred Stock that are redeemed or otherwise acquired by the Corporation or any of its subsidiaries shall be automatically and immediately cancelled and retired and shall not be reissued, sold or transferred. Neither the Corporation nor any of its subsidiaries may exercise any voting or other rights granted to the holders of Preferred Stock following such redemption or acquisition.

8. Waiver. Any of the rights, powers, preferences or other terms of the holders of Series Preferred Stock set forth herein may be waived on behalf of all holders of the Series Preferred Stock by the affirmative written consent or vote of the holders of at least fifty percent (50%) of the then outstanding shares of Series B Preferred Stock and at least fifty percent (50%) of the then outstanding shares of Series A Preferred Stock.

ARTICLE FIVE

EXISTENCE

The Corporation is to have perpetual existence.

ARTICLE SIX

GENERAL

A. Amendment of Certificate of Incorporation. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by law, and all powers, preferences, rights and privileges conferred upon stockholders, directors or any other persons in this Certificate of Incorporation are granted subject to this reservation.

B. Amendment of Bylaws. In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, subject to any additional vote required by this Certificate of Incorporation or the Bylaws, the Board is expressly authorized and empowered to adopt, amend or repeal the Bylaws in any respect not inconsistent with the laws of the State of Delaware or this Certificate of Incorporation; provided, however, that the fact that such power has been conferred upon the Board shall not divest the stockholders of the power and authority, nor limit the power of stockholders, to adopt, amend or repeal the Bylaws.

C. Powers of Board. In addition to the powers and authority in this Certificate of Incorporation or by statute expressly conferred upon it, the Board may exercise all such powers and do all such acts as may be exercised or done by a corporation under the laws of the State of Delaware, subject to the provisions of this Certificate of Incorporation and the Bylaws.

D. Ratification by Stockholders. Any contract, transaction or act of the Corporation or of the Board or any committee of the Board that shall be ratified by the holders of a majority of the shares of stock of the Corporation entitled to vote shall, insofar as permitted by the laws of the State of Delaware or by this Certificate of Incorporation, be as valid and as binding as though ratified by every stockholder of the Corporation.

E. Stockholders’ Meetings. Meetings of the stockholders of the Corporation may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from the time to time by the Board or in the Bylaws. Election of directors need not be by written ballot unless the Bylaws so provide.

ARTICLE SEVEN

EXCULPATION

To the fullest extent permitted by law, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the DGCL or any other law of the State of Delaware is amended after the date of the filing of this Certificate of Incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL or such other law of the State of Delaware, in each case as so amended. Any repeal or modification of this Article Seven shall not adversely affect any right or protection of a director of the Corporation existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions of such director occurring prior to, such repeal or modification.

ARTICLE EIGHT

BUSINESS COMBINATIONS

The Corporation expressly elects not to be governed by Section 203 of the DGCL as from time to time in effect or any successor provision thereto.

ARTICLE NINE

INDEMNIFICATION

A. Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, investigation, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “Proceeding”), by reason of the fact that he or she is or was a director of the Corporation or is or was serving at the request of the Corporation as a director of another corporation or as a director or manager of a limited liability company, partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an “Indemnitee”), whether the basis of such Proceeding is an alleged action in an official capacity as a director or manager or in any other capacity while serving as a director or manager, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than permitted prior thereto), against all cost, expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such Indemnitee in connection therewith and such indemnification shall continue as to an Indemnitee who has ceased to be a director or manager and shall inure to the benefit of the Indemnitee’s heirs, executors and administrators; provided, however, that, except as provided in Section C below with respect to Proceedings to enforce rights to indemnification, the Corporation shall indemnify any such Indemnitee in connection with a Proceeding (or part thereof) initiated by such Indemnitee only if such Proceeding (or part thereof) was authorized by the Board.

B. Right to Advancement of Expenses. Any person entitled to indemnification pursuant to Section A above shall also be reimbursed by the Corporation for all expenses incurred in defending or preparing to defend any Proceeding for which such right to indemnification is applicable, in advance of its final disposition (hereinafter an “Advancement”); provided, however, that any such Advancement shall be made only upon delivery to the Corporation of an undertaking by or on behalf of such person to repay all amounts so advanced if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation as authorized by this Certificate of Incorporation or the DGCL.

C. Right of Indemnitee to Bring Suit. Any repeal or modification of this Article Nine shall not affect any rights or obligations then existing with respect to any state of facts or Proceeding then existing. If a claim under Section A or B above is not paid in full by the Corporation within sixty days after a written claim has been received by the Corporation, except in the case of a claim for an Advancement, in which case the applicable period shall be thirty days, then the Indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. To the extent successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an Advancement pursuant to the terms of an undertaking, then the Indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit. In (1) any suit brought by the Indemnitee to enforce a right to indemnification under Section A above (but not in a suit brought by the Indemnitee to enforce a right to an Advancement) it shall be a defense that, and (2) in any suit by the Corporation to recover an Advancement pursuant to the terms of an undertaking the Corporation shall be entitled to recover such expenses upon a Final Adjudication that, the Indemnitee has not met the applicable standard for indemnification set forth in the DGCL. Neither the failure of the Corporation (including its Board, its independent legal counsel or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the Indemnitee is proper in the circumstances because the Indemnitee has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including its Board, its independent legal counsel or its stockholders) that the Indemnitee has not met such applicable standard of conduct, shall create a presumption that the Indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the Indemnitee, be a defense to such a suit. In any suit brought by the Indemnitee to enforce a right to indemnification or to Advancement under this Article Nine, or by the Corporation to recover an Advancement pursuant to the terms of an undertaking, the burden of proving that the Indemnitee is not entitled to be indemnified, or to such Advancement, under this Article Nine or otherwise shall be on the Corporation.

D. Non-Exclusivity of Rights. The rights to indemnification and to Advancement conferred in this Article Nine shall not be exclusive of any other right that any person may have or hereafter acquire under any statute, this Certificate of Incorporation, any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

E. Witnesses. To the extent that any Indemnitee is a witness in any Proceeding, such Indemnitee shall be indemnified against all costs and expenses actually and reasonably incurred by such Indemnitee on his or her behalf in connection therewith.

F. Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, limited liability company, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under this Article Nine or the DGCL.

G. Indemnification of Employees and Agents of the Corporation. The Corporation may, to the extent authorized from time to time by the Board, grant rights to indemnification and to Advancement to any officer, employee or agent of the Corporation, or to any person serving at the request of the Corporation as an officer, employee or agent of another corporation or of a limited liability company, partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, to the fullest extent of the provisions of this Article Nine with respect to the indemnification and Advancement of directors of the Corporation.

ARTICLE TEN

CORPORATE OPPORTUNITIES

A. Corporate Opportunities. To the fullest extent permitted by law, the Corporation, on behalf of itself and its subsidiaries, hereby renounces and waives any interest or expectancy of the Corporation and its subsidiaries in, or in being offered an opportunity to participate in, directly or indirectly, the following specified classes of business opportunities (the “Specified Opportunities”) that may become available to a Non-Employee Director (as defined below):

1. any business or corporate opportunity offered to or originated by a Non-Employee Director that is not expressly offered to such person solely in his or her capacity as a director of the Corporation; and

2. any business or corporate opportunity that is offered to the Corporation or any of its subsidiaries by any investment bank, broker, auction process or other similar means unless such opportunity is solely offered to the Corporation and not to any other person or entity.

B. Non-Employee Directors. To the fullest extent permitted by law, (1) the Corporation, on behalf of itself and its subsidiaries, waives any claim that it may have that any Specified Opportunity constituted a corporate opportunity that should have been presented to the Corporation or any of its affiliates by a Non-Employee Director even if such Specified Opportunity relates to the current or anticipated business of the Corporation or any of its subsidiaries, (2) a Non-Employee Director shall have no fiduciary duty to offer any Specified Opportunity to the Corporation, any of its subsidiaries or otherwise and (3) a Non-Employee Director may in an individual capacity, or on behalf of another person or entity, pursue, refer, or take advantage of, any Specified Opportunity. For purposes of this Article Ten, a “Non-Employee Director” means a director of the Corporation that is not then an employee of the Corporation or any of its subsidiaries.

C. Effect of Repeal or Modification. Neither the repeal nor modification of this Article Ten nor the adoption of any other amendment to this Certificate of Incorporation inconsistent with this Article Ten shall eliminate or reduce the effect of this Article Ten in respect of any business opportunity first identified or any other matter occurring, or any cause of action, suit or claim that, but for this Article Ten, would accrue or arise, prior to such repeal, modification or adoption. Any person or entity purchasing or otherwise acquiring any interest in any shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article Ten.

*    *    *

IN WITNESS WHEREOF, this Fifth Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of the Corporation on this 3rd day of August, 2012.

CONNECTURE, INC.

By:	/s/ Robert Douglas Schneider

Name:	Robert Douglas Schneider

Title:	Chief Executive Officer